EXHIBIT F

                            LOAN AGREEMENT
                            ______________

     THIS LOAN AGREEMENT, dated as of January 16, 1997 (this "Agreement"), is by and among GLOBEX MINING ENTERPRISES INC., a Quebec corporation, whose address is 146 - 14th Street, Rouyn-Noranda, Quebec, Canada, J9X 2J3 (the "Lender"), GOLD CAPITAL CORPORATION, a Colorado corporation, whose address is 5525 Erindale Drive, Suite 201, Colorado Springs, Colorado, USA 80918 (the "Borrower"), TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP, a Nevada limited partnership, whose address is 55 Madison, Suite 700, Denver, Colorado 80206 ("TSVLP"), TONKIN SPRINGS GOLD MINING COMPANY a Colorado corporation, general partner of TSVLP, whose address is 55 Madison, Suite 700, Denver, Colorado 80206 ("TSGMC") and U.S. GOLD CORPORATION, a Colorado corporation ("U.S. Gold") of which TSGMC is a wholly-owned subsidiary, whose address is 55 Madison, Suite 700, Denver, Colorado 80206.


                               RECITALS
                               _________

     A. Borrower is the owner of an undivided sixty percent (60%) interest in the Tonkin Springs Project, consisting of unpatented mining claims, unpatented millsites leases, improvements, permits, water rights, mines, fixtures and equipment, all located in Eureka County, Nevada (collectively, the "Project").

     B. Borrower and TSVLP are parties to a Purchase and Sale Agreement dated December 31, 1993 (the "Purchase and Sale Agreement"), pursuant to which the Borrower acquired its sixty percent (60%) interest in the Project. Borrower and TSVLP are also parties to a Mining Venture Agreement dated effective as of December 31, 1993 (the "Mining Venture Agreement"), pursuant to which operations are conducted at the Project and under which the Borrower is the Manager (as defined in the Mining Venture Agreement) of the Project. In addition, TSVLP is the owner and holder of an Amended and Restated Secured Promissory Note, as amended (the "TSVLP Note"), executed by Borrower on or about June 21, 1995, in the original principal amount of $3,800,000, which is secured by a Security Agreement by and between Borrower and TSVLP dated December 31, 1993 (the "TSVLP Security Agreement"). The remaining amount of principal and interest outstanding under the TSVLP Note, and the schedule for repayment of those amounts, is set forth in the TSVLP Note.

     C. In accordance with the terms of a Letter of Intent dated December 20, 1996, among the Lender, the Borrower, TSGMC and U.S. Gold (the "Letter of Intent"), the Borrower and the Lender are contemplating a series of transactions (the "Acquisition Transactions") pursuant to which the Lender acquires all of the issued and outstanding shares of common stock of the Borrower, and in connection therewith, the Lender has agreed to make certain advances of funds on Borrower's behalf, for the payment of operating and other indebtedness of Borrower incurred in connection with the Project.

     D. TSVLP has agreed to execute the Intercreditor Agreement (as defined below) to provide the Lender a security interest in the Project pari passu with the security interest in the Project held by TSVLP pursuant to the TSVLP Security Agreement, for the amount of funding provided by the Lender under this Agreement.

     E. Borrower, TSVLP and Lender desire to memorialize the terms and conditions upon which such financing will be completed.

     NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                               SECTION I
                              Definitions
                             ____________

     As used in this Agreement:

     "Accounts Payable" shall mean outstanding amounts currently owed by the Borrower to third party vendors, a complete list of which (to the actual knowledge of the Borrower) is set forth on Schedule 1 attached hereto.

     "Collateral" shall mean all of the right, title and interest of Borrower in and to the property defined as "Collateral" or "Debtor"s Collateral" in the TSVLP Security Agreement, as more particularly described in Section 2(a)(i)-(ix) thereof, and all of the right, title and interest of Borrower in and to any additional real or personal property, ores, minerals or mineral resources, machinery, fixtures or equipment of any kind at the Project, and general intangibles and income, products and proceeds associated with the foregoing and any additional unpatented mining claims or millsites, as more particularly described on Exhibit A attached hereto and incorporated herein by reference.

     "Deed of Trust" shall mean that Deed of Trust, Security Agreement, Financing Statement and Assignment of Production and Proceeds, pursuant to which the Lender is granted a first priority security interest in and to that portion of the Collateral constituting real property, in the form of Exhibit B attached hereto and incorporated herein by reference, subject only to Permitted Liens and the Lien created by the TSVLP Note and the TSVLP Security Agreement.

     "Distribution" means any dividend payable in cash or property with respect to any shares of capital stock of Borrower (including, without limitation, dividends payable in shares of common, preferred, or other capital stock) or any purchase, redemption or retirement of, or other payment with respect to any shares of capital stock of Borrower.

     "Environmental Laws" means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises,

licenses, agreements or other governmental restrictions relating to the protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, which statutes and regulations shall include, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Federal Water and Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Federal Clean Air Act, as amended, 42 U.S.C.Section 7401 et seq., the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. Section 110101 et seq., the Toxic Substances Control Act, as amended, 154 U.S.C. Section Section 2601-2629, the Safe Drinking Water Act, as amended, 42 U.S.C. Section Section 300f-300j, and any and all Nevada state law counterparts, and the regulations issued under each of such federal or state statutes.

     "Equity Proceeds" means the net proceeds of sale by Borrower of any and all common stock, preferred stock, notes, debentures or other securities (including without limitation any stock sold pursuant to the exercise of stock options) issued by Borrower and sold subsequent to the date of this Agreement.

     "Event of Default" shall mean the occurrence of any one or more of the events which constitute an Event of Default under Section VII of this Agreement.

     "Intercreditor Agreement" means that certain Intercreditor
Agreement among the Lender, TSVLP, TSGMC and U.S. Gold of even date herewith, in the form of Exhibit C attached hereto.

     "Lands" means all of the unpatented mining claims and millsites or other mineral rights owned or leased by the Borrower or TSVLP and subject to the Mining Venture Agreement.

     "Lien" means any lien, mortgage, deed of trust, security interest, pledge, deposit, production payment, right of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto or any other charge or encumbrance for security purposes, whether arising or by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

     "Loan" shall mean the aggregate amount of the advances provided for in Section II hereof, as evidenced by the Note to be delivered by the Borrower to the Lender on the Loan Date.

     "Loan Date" shall mean the date on which the Lender makes the initial installment of the Loan available to the Borrower pursuant to
Section II of this Agreement.


     "Material Project Agreements" means those agreements to which the Borrower is a party which are material to the conduct of operations at the Project or the maintenance of any portion of the Collateral.

     "Maturity Date" means the earlier of the date of full execution and delivery of definitive documents by which the Lender acquires all of the issued and outstanding shares of common stock of the Borrower, or August 30, 1997.

     "Mining Leases" shall mean those Mining Leases described in
Schedule 2 attached hereto.

     "Note" shall mean the promissory note of the Borrower, evidencing the Loan, which shall be automatically amended from time to time as Lender makes additional advances to Borrower pursuant to Section 2.1, in the form attached to this Agreement as Exhibit D and incorporated herein by reference.

     "Permitted Liens" shall mean existing indebtedness of the Borrower (including Accounts Payable) as listed in Schedule 3 attached hereto.

     "Person" shall mean any natural person, company, trust, corporation, joint venture or business organization.

     "Security Documents" shall mean the filings, recordations, approvals, certificates, title insurance and other documentation, including without limitation the Deed of Trust, necessary, in the Lender's sole discretion, to perfect and evidence the Lender's lien and security interest in the Collateral.


                              SECTION II
                               The Loan
                              __________

     Subject to the terms and conditions of this Agreement, the Lender agrees to make the Loan to the Borrower as follows:

     2.1. Amount; Maturity. Subject to the terms and conditions hereof, Lender agrees to make advances to Borrower under this Loan Agreement, from time to time, in the initial amount of $415,000 (the "Initial Advance", which shall be disbursed in accordance with the procedures described below) and in such additional amounts as requested in writing (in the form of request set forth on the attached on Schedule 2.1) by the Borrower and agreed to by the Lender (in each case not later than three business days following the receipt of such request, unless the Lender has asked the Borrower for additional information as to the nature of the advance or the specific uses to which the funds advanced will be put, which such requests by Lender Borrower agrees to respond to promptly, in which case, assuming it receives the additional information, Lender will respond not later than seven business following the receipt of such request) in its sole discretion (so long as the

Lender, subject to its rights to approve or disapprove specific requests for advances and to elect not to make any further advances hereunder, agrees to make such advances as are necessary to enable Borrower to achieve the objectives set forth in clauses (a), (b) and
(c) below), all such amounts to be disbursed and utilized strictly in accordance with this Section 2.1 and the schedule attached hereto as Exhibit E and incorporated herein by reference, to enable Borrower to
(a) take such actions as are reasonably necessary to maintain, preserve and protect the assets and properties of the Tonkin Springs Project, (b) service the TSVLP Note (which the parties agree shall not be subject to the Lender's discretion), and (c) pay other necessary and proper obligations and commitments of Borrower, including such obligations and commitments of Borrower as are required under the Letter of Intent and all agreements contemplated thereby. The Borrower and the Lender hereby agree and the Borrower hereby covenants and agrees that the proceeds of the Initial Advance shall be disbursed and used as follows:

          (i)  $20,000, previously advanced by Lender to Borrower;

          (ii) $166,780 to be paid by wire transfers to the Lessors under the Campbell/Simpson Lease (as defined in Schedule 2), pursuant to written instructions from the Borrower;

          (iii) $141,000 to be paid immediately to TSVLP, $91,000 of which will be applied to payments, including interest, past due under the TSVLP Note, and $50,000 of which will cover the January 1997 payment due under the TSVLP Note;

          (iv)  $30,306.37 to be paid immediately to the Eureka
County, Nevada, Assessor to cover past due personal property taxes for the Collateral;

          (v) $25,000 to cover the Borrower's working capital needs (as directed by Lender in accordance with the provisions of this Section 2.1) for January 1997, as set forth on Exhibit E; and

          (vi) the balance ($31,913.63) to be used for the payment of Accounts Payable (as directed by Lender in accordance with the provisions of this Section 2.1) during January 1997, as set forth on Exhibit E.

Except for the Initial Advance, as to which no election is permitted, the parties hereby acknowledge and agree that in addition to responding affirmatively or negatively to specific written requests for advances of funds as set forth above, Lender, by written notice to the Borrower at any time, may elect to terminate its obligation to make any further advances to the Borrower pursuant to this Agreement. In that event, the Lender shall have no obligation or liability to the Borrower, any other party hereto, or any third party for the foreseeable or unforeseeable consequences of an election by the Lender not to make any further advances.

     2.2. Note. The Obligation of Borrower to repay the Loan, with interest thereon, shall be evidenced by the Note, which shall be deemed automatically amended to reflect all amounts

advanced by Lender to Borrower pursuant to Section 2.1, at the time each such advance is made. The Note shall be payable on the Maturity Date or upon acceleration as hereinafter set forth. The Note shall bear interest at a rate equal to two percent (2%) over the existing prime rate, as published in the Wall Street Journal, Western Edition, on the day the initial portion of the Loan is funded. Interest shall accrue at the annual rate of fifteen percent (15%) (the "Default Rate") on any past-due payment of principal and, to the fullest extent permitted by law, of any interest or other amount payable under this Agreement. Interest shall be calculated on the basis of a three hundred sixty (360) day year of twelve (12) thirty (30) day months.

     2.3. Acceleration. The Maturity Date of the Note shall be accelerated (the "Acceleration Date") (a) as provided under Section 8.1, (b) in the event the Borrower shall receive Equity Proceeds in an aggregate amount of not less than $2,000,000 at any date subsequent to the Loan Date, (c) in the event the TSVLP Note shall be declared in default and action to foreclose the underlying security (pursuant to the TSVLP Security Agreement) is taken in connection with such an Event of Default, or (d) in the event any third party takes any foreclosure action or otherwise attempts to collect against the Collateral.

     2.4. Prepayments.

          (a) Within five (5) business days after receipt by Borrower of any Equity Proceeds in excess of $2,000,000, Borrower shall make mandatory prepayment of the entire amount of the Loan.

          (b) Borrower shall have the right to prepay the Note at any time, either in whole or in part, with or without notice, without penalty or premium.

     2.5. Payment to Lender. Borrower will pay to the Lender on the Maturity Date, or the Acceleration Date, whichever shall first occur, the principal amount, together with accrued interest not later than 12 noon, Denver, Colorado time in lawful money of the United States of America in immediately available funds. Any payment received after that time will be deemed to have been made on the next following business day. Should the payment become due and payable on a day other than a business day, the maturity of that payment shall be extended to the next succeeding business day, and in the case of a payment of principal, interest shall accrue and be payable for the period of such extension. At the Lender's election, which may be exercised by its giving written notice to the Borrower not less than ten (10) business days prior to the Maturity Date or the Acceleration Date, whichever is applicable, the Lender may request the Borrower to issue to the Lender common stock of the Borrower in lieu of payment of the amounts outstanding under the Note, the number of common shares to be issued to be determined by dividing $.80 into the amount outstanding under the Note. The Borrower agrees, at its sole expense, that it will upon the Lender's written request use its reasonable best efforts to register the sale of such shares with the United States Securities and Exchange Commission, in accordance with the provisions of Exhibit F attached hereto. In connection therewith, the Borrower shall have obtained all authorizations and approvals of, and all other actions required to be taken by, any applicable governmental authority or regulatory body or stock exchange and shall have given all notices to, and made all filings with, any such


governmental authority or regulatory body or stock exchange, that may be required in connection with such issuance and registration of the Borrower's common stock. The Borrower may elect not to issue the stock if it timely pays to Lender in immediately available funds the full amount of principal and interest owed under the Note. Upon the issuance of the stock, the amount due under the Loan shall be deemed no longer due and payable, and this Agreement shall be deemed terminated and the Note deemed canceled.

     2.6. Continuation of Indebtedness. If at any time prior to August 30, 1997, Lender and Borrower and any necessary third parties have executed and delivered definitive agreements pursuant to which Lender has acquired all of the issued and outstanding shares of Borrower's common stock (as contemplated under the Letter of Intent), the amount due under the Loan shall remain due and payable and the Note shall remain outstanding, but the security interest of Lender under this Agreement shall be deemed terminated. In connection therewith, U.S. Gold hereby agrees that it will vote (and cause its officers and directors and TSVLP and TSGMC to vote) all of the shares of common stock of the Borrower that it (or they) own(s) in favor of the planned acquisition of all such stock by the Lender (in exchange for common stock of Lender at the ratio and as otherwise set forth in the Letter of Intent), and that it (and they) will not sell any of its (their) shares of common stock of the Borrower to any third party, all pursuant to the terms and provisions of a Stock Purchase Option Agreement between U.S. Gold and the Lender to be executed simultaneously herewith.

                              SECTION III
                               Security
                               ________

     3.1. The Security. The obligations of the Borrower hereunder will be secured by the Security Documents and any additional Security Documents hereinafter delivered by Borrower and accepted by Lender.

     3.2. Priority of Security. The Lien of Lender created by the Security Documents shall rank pari passu with the Lien of TSVLP evidenced by the TSVLP Security Agreement and accompanying financing statements, such ranking in an amount equal to the principal amount of the Loan (plus applicable interest). Proceeds from exercise of any rights granted by the Security Documents and the TSVLP Security Agreement shall be split pari passu between Lender and TSVLP, share and share alike until the Lender has recovered the principal amount of the Loan (plus applicable interest). TSVLP agrees to execute and file, as deemed necessary by counsel for Lender, any documents necessary to evidence the equal priority granted Lender hereunder.

     3.3. Forbearance by Lender. Notwithstanding written notice by the Lender of an election not to make any additional advances hereunder, the Lender hereby agrees to forebear exercising any rights under the Security Documents through and including the Maturity Date, so long as no Events of Default have occurred hereunder or thereunder, to allow the Borrower to perform its duties as Manager at the Project and to seek additional financing during that time. Notwithstanding such forbearance, however, Lender shall be entitled to declare the Loan


immediately due and payable in accordance with the provisions of
Section 8.1 and to exercise all rights it has to the full extent of the Security Documents in the event that (a) TSVLP shall undertake any action to enforce its rights under the TSVLP Security Agreement or other documents securing its existing Lien, or (b) any third party shall exercise any rights of foreclosure or other collection action against the Collateral.


                              SECTION IV
                         Conditions Precedent
                         _____________________

     The Lender's obligation to make the Initial Advance under the Loan (or decision to make any further advance of additional amounts thereunder following the Loan Date) shall be subject to the satisfaction of each of the following conditions precedent:

     4.1. Note. The Note shall have been executed by the Borrower and delivered to the Lender.

     4.2. Security Documents and Security. The Security Documents, duly executed and delivered in form, substance and date satisfactory to the Lender, shall have been delivered to the Lender, and the Lender shall have a valid and perfected lien and security interest in the Collateral in accordance with the terms of the Security Documents, subject only to Permitted Liens and the Lien created by the TSVLP Security Agreement.

     4.3. Intercreditor Agreement. The Lender shall have received the Intercreditor agreement, duly executed and delivered by TSVLP in form, substance and date satisfactory to the Lender.

     4.4. Approvals; Certificates. The Lender shall have received, dated the date hereof, certificates of the Secretary or Assistant Secretary of the Borrower certifying (a) the resolutions of the Board of Directors of the Borrower approving this Agreement, the Note and the Security Documents and (b) the names and true signatures of the officers authorized to sign said agreement and documents.

     4.5. Representations and Warranties.   Each and every
representation and warranty made by or on behalf of the Borrower relating to this Agreement, the Note, the Security Documents or any instruments or transactions contemplated hereby or thereby shall be true and complete on and as of the Loan Date, and on the date of each subsequent advance of funds hereunder by the Lender.

     4.6. No Defaults. There shall exist no Event of Default (other than the technical defaults under the Purchase and Sale Agreement and the Mining Venture Agreement referred to in Section 5.6 below) and no event which, with the giving of any notice or the passage of any period of time, would constitute an Event of Default.

     4.7. Counsel Opinion. The Borrower shall have delivered to the Lender an opinion of the Borrower's counsel dated the date hereof in form and substance satisfactory to the Lender and its counsel, as to the matters referred to in Sections 5.1 and 5.2 of this Agreement and with respect to such other matters as the Lender may reasonably require.

     4.8. Lockup Agreement. The Lender shall have received the Stock Purchase Option Agreement referred to in Section 2.6, duly executed and delivered by U.S. Gold in form, substance and date satisfactory to the Lender.

                               SECTION V
                    Representations and Warranties
                    ______________________________

     In order to induce the Lender to enter into this agreement, the Borrower hereby represents and warrants to the Lender as follows:

     5.1 Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is qualified to do business and in good standing in the State of Nevada. The Borrower is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Security Documents or the Note.

     5.2 Authority. The Borrower has all necessary corporate power and authority to execute, deliver, observe and perform the terms of this Agreement, the Security Documents, and the Note. Neither the Borrower's execution and delivery of this Agreement, the Security Documents, or the Note, nor the performance or observance by the Borrower of the provisions hereof or thereof, violates, or will violate, any provisions in the Borrower's articles of incorporation,.0 bylaws or other constitutive documents, or will constitute a default or a violation under, or result in the imposition of any lien under, or conflict with, or result in any breach of any of the provisions of, any existing contract or other obligation binding upon the Borrower or its property or the Collateral. This Agreement, the Security Documents, and the Note have been duly executed and delivered by the Borrower, and this Agreement, the Security Documents, and the Note are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors' rights generally). The Borrower's obligations hereunder under the Security Documents and under the Note will rank not less than pari passu with all of the Borrower's secured indebtedness to TSVLP, as evidenced by the TSVLP Security Agreement.

     5.3. Litigation; Taxes. Except for Permitted Liens, and as set forth in Schedule 5.3, there are no legal or arbitral proceedings or any proceedings by or before any judicial, governmental or regulatory body, now pending, or (to the knowledge of the Borrower) threatened, against the Borrower or pertaining to or which could affect any of its property which, if adversely determined, could have a material adverse effect on the ability of the Borrower to perform its

obligations under this Agreement, the Security Documents, or the Note, or which could have a material adverse impact on the Project. The Borrower has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its subsidiaries. The charges, accruals and reserves on the books of the Borrower and its subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate therefor.

     5.4. Financial Condition; No Material Adverse Effect. The Borrower has delivered to the Lender audited consolidated financial statements as of and for the year ended December 31, 1995 and unaudited consolidated financial statements for the three quarters ended September 30, 1996 (as set forth in Borrowers' Annual Report on form 10-K for the fiscal year ending December 31, 1995 and Borrower's Quarterly Reports on form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, copies of each of which the Lender acknowledges receiving from the Borrower prior to the Loan
Date), which have been certified by the principal financial officer of the Borrower. Such financial statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied and fairly and accurately present the financial position of the Borrower as of said dates and the results of its operations for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and customary year-end adjustments). Since September 30, 1996, except as set forth on the Schedules attached to this Agreement, to the best of the Borrower's knowledge, no event or condition has occurred that reasonably could be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Security Documents or the Note.

     5.5. No Approvals or Consents. No authorization or approval or other action by, and no notice to or filing with, any court, governmental authority or regulatory body, or any consent or approval of any other third party, is required for the due execution, delivery and performance by the Borrower of this Agreement, the Security Documents, the Note, or any other agreements or instruments required of the Borrower by this Agreement.

     5.6. Title to Properties.

          (a) The Borrower owns an undivided sixty percent (60%) interest in and to the Project pursuant to the provisions of the Purchase and Sale Agreement and the Mining Venture Agreement. The Purchase and Sale Agreement and the Mining Venture Agreement are in full force and effect; provided, however, that the parties acknowledge that the Borrower is in technical default under the Purchase and Sale Agreement and the Mining Venture Agreement as to the performance of certain of Borrower's obligations as the Manager under the Mining Venture Agreement.

          (b) (i) The Borrower owns an undivided sixty percent (60%) interest, and, to the best of Borrower's knowledge, TSVLP owns an undivided forty percent (40%) interest in and to all of the unpatented lode mining claims comprising a portion of the Project and which are described in Schedule 5.6(b)(i) attached hereto and Schedule A-1 to the Deed of Trust, which title


is, subject to Liens held by TSVLP, and the Royalties described in
Section 5.7, superior and paramount to any adverse claim or right of title which may be asserted subject only to the paramount title of the United States as to any unpatented mining claims and the rights of third parties to such unpatented mining claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955.

               (ii) The Borrower and TSVLP are tenants in common and hold an undivided one hundred percent (100%) leasehold interest in and to each of the Mining Leases. Each of the Mining Leases is in full force and effect, and the lessee has performed all of its obligations thereunder (other than payment of the Advance Minimum Royalty payment due thereunder between January 1 and 15, 1997), and neither party is in default thereunder. To the best of Borrower's knowledge, the title of the lessor under each of the Mining Leases to the unpatented mining claims covered thereby is, subject to Liens held by TSVLP, and the Royalties described in Section 5.7, superior and paramount to any adverse claim or right of title which may be asserted subject only to the paramount title of the United States as to any unpatented mining claims and the rights of third parties to such unpatented mining claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955.

          (c) With respect to the unpatented lode mining claims listed on Schedule 5.6(b)(i) attached hereto and Schedule A-1 to the Deed of Trust; (1) the Borrower is in exclusive possession thereof, free and clear of all liens, claims, encumbrances or other burdens on production (other than Permitted Liens, the Lien held by TSVLP pursuant to the TSVLP Security Agreement, and the Royalties set forth in Schedule 5.7); (2) the claims were located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and regulations; (3) assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations and generally regarded in the mining industry as sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely performed on or for the benefit of the claims and affidavits evidencing such work were timely recorded; (4) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 1997, have been timely and properly paid, and affidavits or other notices evidencing such payments and required under federal or state laws or regulations have been timely and properly filed or recorded; (5) all filings with the BLM with respect to the claims which are required under the Federal Land Policy and Management Act of 1976 ("FLPMA") have been timely and properly made, and (6) there are no actions or administrative or other proceedings pending or to the best of the Borrower's knowledge threatened against or affecting the claims. With respect to the unpatented lode mining claims listed on Schedule 5.6(b)(ii) attached hereto and Schedule A-2 to the Deed of Trust: (1) the Borrower is in exclusive possession thereof, free and clear of all liens, claims, encumbrances or other burdens of production (except as set forth in the Mining Leases);
(2) to the best of Borrower's knowledge, the claims were located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and regulations;
(3) to the best of Borrower's knowledge, assessment work, intended in good faith to satisfy the requirement of state and federal laws and regulations and generally regarded in the mining industry is sufficient, for all assessment

years up to and including the assessment year ending September 1, 1992, was timely performed on or for the benefit of the claims and affidavits evidencing such work were timely recorded; (4) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 1997, have been timely and properly paid, and affidavits or other notices evidencing such payment and required under federal or state laws or regulations have been timely and properly filed and recorded; (5) all filings with the BLM with respect to the claims which are required under FLPMA have been timely and properly made; and (6) there are no actions or administrative or other proceedings pending or to the best of the Borrower's knowledge threatened against or affecting the claims. Nothing herein shall be deemed a representation that any unpatented claim listed on Schedule 5.6(b) contains a discovery of valuable minerals. In addition, with respect to each of the unpatented mining claims listed on Schedule 5.6(b) attached hereto and Schedule A to the Deed of Trust, the Borrower represents that they have been remonumented as necessary, and that evidence of such remonumentation has been timely and properly recorded, all in compliance with the provisions of N.R.S. Section 517.030.

          (d) The Borrower has good and marketable title to the equipment, machinery, property and fixtures comprising a portion of the Project, as described in Exhibit A and in Schedule B to the Deed of Trust. The Lands that are described in Schedule 5.6(b) attached hereto and Schedule A to the Deed of Trust and the equipment, machinery, property and fixtures described in Exhibit A and in Schedule B to the Deed of Trust constitute all of the properties and assets, tangible or intangible, real or personal, which are used in the conduct of the business of the Borrower, as such business is presently being conducted and as pertains to the Project. All such properties and assets are owned free and clear of all clouds to title and of all Liens, except Permitted Liens and Liens created under the TSVLP Security Agreement. All equipment, machinery, property and fixtures owned by the Borrower and described in Exhibit A attached hereto and Schedule B of the Deed of Trust is in a state of repair adequate for normal operations and is in all material respects in good working order

     5.7. Leases and Royalties.  The Lands described in
Schedule 5.6(b) attached hereto and Schedule A to the Deed of Trust are not subject to any leases or other agreements other than the Mining Leases. The Lands described in Schedule 5.6(b) attached hereto as Schedule A of the Deed of Trust are not subject to any Royalties burdening such Lands except as set forth in the Mining Leases and other agreements listed on Schedule 5.7. For purposes hereof, "Royalties" shall mean all amounts payable as a share of the product or profit or profit from the Lands or any mineral products produced therefrom and includes without limitation, production payments, net profits interests, net smelter return royalties, landowner's royalties, minimum royalties, overriding royalties and royalty bonuses.

     5.8. Agreements. Other than the Material Project Agreements (all of which are listed on the attached Schedule 5.8), the Borrower is not a party to any agreement or instrument or subject to any charter or other corporate restriction adversely affecting its business or the Project. Except for failure to make payments required under certain of the Material Project Agreements, as set forth on Schedule 3 or in
Section 5.6(b)(ii), all such Material Project Agreements are in full force

and effect and the Borrower is not (nor, to the Borrower's best knowledge, is any other party to such agreements) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Project Agreement or any other agreement or instrument to which it is a party, the effect of which would have a material adverse effect on the financial condition, properties or operations of the Borrower or on the Collateral. Copies of all such Material Project Agreements have been delivered to the Lender and its counsel and are full, complete and current copies of such agreements.

     5.9. Compliance with Laws. With respect to the Project and operations undertaken at the Project or in connection therewith, the Borrower, except as set forth in Schedule 5.9 attached hereto, has complied in all material respects with all applicable local, state and federal laws, including Environmental Laws, and regulations relating to the operation of the Project, and the Borrower is not aware of any investigation (other than a routine inspection) of the Borrower or the Project underway by any local, state or federal agency with respect to enforcement of such laws and regulations. The existing and planned use of the Project complies with all legal requirements, including, but not limited to, applicable zoning in ordinances, regulations and restrictive covenants affecting the Lands as well as all environmental, ecological, landmark and other applicable laws and regulations; and all requirements for such use have been satisfied.
No release, emission or discharge into the environment of hazardous substances, as defined under any Environmental Law, has occurred or is presently occurring or will occur in operating the Project in its intended form in excess of federal or state permitted release levels or reportable quantities, or other concentrations, standards or limitations under the foregoing laws or under any other federal, state or local laws, regulations or governmental approvals in connection with the construction, ore treatment fuel supply, power generation and transmission or waste disposal, or any other operations or processes relating to the Project. The Lands and the Borrower's use and proposed use thereof are not and will not be in violation of any environmental, occupational safety and health or other applicable law now in effect, the effect of which violation, in any case or in the aggregate, would materially adversely affect the Lands or the Borrower's use thereof, or which, in any case or in the aggregate, would impose a material liability on the Lender or jeopardize the interest of the Lender in the Lands. Except as set forth on Schedule 5.9, the Borrower has no knowledge of any past or existing violations of any such laws, ordinances or regulations issued by any governmental authority.

     5.10. Permits Affecting Properties. The Borrower has obtained, as set forth on Schedule 5.10 attached hereto, all licenses, operating bonds (other than the reclamation bond required by the BLM), permits and approvals from all governments, governmental commissions, boards and other agencies required in respect to its present operations at the Project, but the Borrower does not warrant that those constitute all of the Material Project Permits that will be required for the Project. The Borrower has listed on Schedule 5.10 all Material Project Permits. Copies of all such Material Project Permits have been made available to the Lender and are full, complete and current copies of same.

     5.11. Prior Security Interest. Except for the due and timely filing or recording of any Security Document (and except for the delivery to the Lender of any Collateral as to which possession is the only method of perfecting a security interest in or Lien on such Collateral), no

further action is necessary to establish and perfect the Lender's prior security interest in or shared first Lien on all Collateral other than Collateral subject to Permitted Liens and the Lien created by the TSVLP Security Agreement.


                              SECTION VI
                               Covenants
                              __________

     The Borrower agrees that, until the principal amount of the Loan and all accrued interest thereon shall have been paid in full, the Borrower shall perform, observe and comply with each of the following:

     6.1. Notice to the Lender. The Borrower will promptly give notice to the Lender as soon as it becomes aware of:

          (a)  Any Event of Default or potential Event of Default;

          (b) Any loss or damage to the Collateral in excess of $25,000;

          (c) Every notice, and the contents thereof, received by the Borrower in relation to any renewal of any rights with respect to, or having a material adverse effect upon , the Lands, and any circumstances which might result in a loss of or a failure to obtain or a failure to be able to renew the Borrower's interest in a material part of the Lands;

          (d) Each new issuance or approval of a Material Project Permit and each new change in operations that necessitates any amendment or modification of any Material Project Agreement or Material Project Permit; and

          (e)  The cessation of any Event of Default.

     6.2. Dispositions of Assets or Dissolution. Except as otherwise specifically permitted hereunder, the Borrower shall not:
          (a) sell, assign, convey, lease or otherwise dispose of any part of its assets or properties, or grant the option or any other right to purchase, or otherwise acquire such assets, whether now owned or hereafter acquired, except in the ordinary course of business or for the replacement of a capital asset with an asset of equal or greater value (in accordance with the provisions of Section 6.12);

          (b)  dissolve, liquidate or otherwise cease to do business;

          (c) so long as Lender has not given written notice of its intention not to make any further advances pursuant to Section 2.1, without the prior written consent of the Lender, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of its shares of common stock (the "Shares"), (ii) acquire or sell, assign, transfer or otherwise dispose of any Shares, (iii) enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Shares, or (iv) directly or indirectly, encourage, solicit, initiate or participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than the Borrower or any affiliate or subsidiary of the Borrower) concerning any proposal or offer (a "Takeover Proposal") for a merger or other business combination involving the Borrower or the acquisition in any manner, directly or indirectly, of a material equity interest in any voting securities of or a substantial portion of the assets of the Borrower; provided, however, that to the extent required in the exercise of the fiduciary duties of the Borrower's directors and officers to the Borrower or its shareholders under applicable law (after duly considering the written advice of outside counsel to the Borrower), the Borrower may, in response to an unsolicited request therefor, furnish information with respect to the Borrower to any such corporation, partnership, person or other entity or group who has made a bona fide offer for a Takeover Proposal that the board of directors of the Borrower determines in its good faith judgment to be more favorable to the Borrower's stockholders than the Acquisition Transactions. The Borrower shall promptly notify the Lender of, and communicate to the Lender the terms and status of any inquiry or proposal with respect to any Takeover Proposal and shall promptly provide the Lender with any such information regarding such proposal as the Lender may request (including delivering copies thereof).

     6.3. No Liens. Neither the Borrower nor any subsidiary shall create, assume or suffer to exist any Lien or other security interest on any real or personal property or interest therein now owned or hereafter acquired by it, except for Permitted Liens or any such Liens or security interests created under the TSVLP Security Agreement or the Security Documents. In addition, the Borrower will use its best efforts to obtain and record in the official records of Eureka County release documents for the liens listed on the attached Schedule 6.3.

     6.4. Taxes and Other Obligations. The Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any portion of the Project prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any such portion of the Project, except for any such tax, assessment, charge, levy or claim, which constitutes a Permitted Lien or the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, or if the non-payment thereof would not have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Security Documents or the Note.

     6.5. Use of Loan Proceeds. The Borrower agrees that all Loan Proceeds shall be used only as set forth on Exhibit E.

     6.6. Properties.

          (a) Maintenance of Properties. The Borrower shall maintain and preserve all of the properties comprising the Project in good standing without default of any obligations with respect thereto, including without limitation payment of claim maintenance fees, and making federal filings and state recordings regarding the unpatented claims comprising the Collateral.

          (b) Compliance with Agreements. The Borrower shall comply with all of the provisions of the Mining Leases, the Purchase and Sale Agreement, the Mining Venture Agreement, the TSVLP Security Agreement and all other agreements to which it is a party, except where noncompliance therewith would not have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Security Documents, or the Note.

          (c) Insurance. The Borrower shall maintain such insurance policies as are currently in place for activities at or undertaken in correction with the Project.

     6.7. Corporate Existence and Good Standing. The Borrower shall preserve and maintain its corporate existence, and shall be and remain qualified to do business as a foreign corporation and be in good standing in each jurisdiction in which such qualification is necessary or desirable in view of its business or operations or the ownership of its properties; provided that nothing contained in this Section 6.6 or otherwise in this Agreement shall prevent the termination of the existence of any subsidiary of the Borrower or of any rights, franchises or privileges of the Borrower or such a subsidiary if the Borrower deems such termination thereof to be advisable in its own discretion so long as such termination does not have a material adverse effect on the financial condition of the Borrower or its ability to comply with its obligations hereunder.

     6.8. Compliance with Law. The Borrower shall comply at all times and in all material respects with all valid and applicable statutes, rules and regulations of the United States of America, of the states thereof and their counties, municipalities and other subdivisions and of any other jurisdictions applicable to it (including, without limitation, Environmental Laws), and the provisions of permits, licenses and any other authorizations issued to it or pertaining to the Project, except where noncompliance would not have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Security Documents or the Note, or where compliance shall be currently contested in good faith by appropriate proceedings, timely instituted, which shall operate to stay any order with respect to noncompliance.

     6.9. Additional Debt and Distributions. The Borrower shall not (unless the Lender has given written notice of its intention not to make any further advances pursuant to the provisions of Section 2.1), create, incur, assume or permit to exist any debt except the Loan, the TSVLP Note, Permitted Liens, trade debt to suppliers and contractors and debt of the types permitted by the Security Documents. Further, the Borrower shall not (unless the Lender has given written notice of its intention not to make any further advances pursuant to the provisions of Section 2.1) make Distributions of any kind or otherwise issue any additional shares of its common stock or sell

or otherwise transfer or grant options for any shares of its common stock or enter into any agreements with any third parties contemplating any of the foregoing.

     6.10. Security Documents; Further Assurances. The Borrower at its cost shall take all actions necessary or reasonably requested by the Lender to maintain the Security Documents in full force and effect and enforceable in accordance with their respective terms, including (i) making filings and recordations, (ii) making payments of fees and other charges, (iii) issuing supplemental documentation, including continuation statements, and (iv) taking all actions necessary or reasonably requested by the Lender to ensure that the Collateral is and remains subject to a valid and enforceable lien and security interest in favor of the Lender (subject only to Permitted Liens and the TSVLP Security Agreement).

     6.11. Books and Records. The Borrower shall keep proper books of record in accordance with generally accepted accounting principles and permit representatives of the Lender to visit and inspect the properties, to examine the books of record and accounts and to discuss the affairs, finances and accounts of the Borrower with the Borrower's principal officers, engineers and independent accountants, all at such reasonable times during business hours and at such intervals as the Lender may desire; provided, however, that the Lender shall provide the Borrower with at least three Business Days' notice of any visit and shall use their best efforts not to unreasonably disrupt the Borrower's business during such visits.

     6.12. Alterations, Disposal of Assets, Etc. The Borrower will not cause any building, structure or fixture or other improvement which is part of the Collateral to be erected, removed, demolished, or materially changed or altered, except in the ordinary course of business. Except in the ordinary and normal course of business, the Borrower shall not remove or permit the removal of any of the personal property constituting part of the Collateral or any part thereof (including renewal, replacement and other after-acquired property) from the Lands or the Project; provided, however, that obsolete or worn out property may be removed concurrently with the replacement or renewal thereof with property of at least equal quality, usefulness, value and class to the original property, if such replacement is in accordance with prudent industry practices; provided, further, however, that the Borrower shall have the right, but not the obligation, to amend or relocate any or all of the unpatented lode mining claims included in the Lands (under any applicable federal or state statute) and to locate any fractions resulting from the amendment or relocation of such claims. Any mining claims amended or relocated by the Borrower shall be included in the Lands, and the Borrower agrees that the amendment or relocation of such claims shall not result in any diminution of the total acreage presently included within the lands. The Borrower shall not commit or permit any waste in, on or about the Lands or the Project that would have a material adverse effect on the Collateral.

     6.13. Leases and Other Agreements. The Borrower shall not enter into, assume or otherwise become liable with respect to any non-cancelable operating leases or other agreements having terms in excess of or renewable for more than one (1) month if the aggregate minimum required payments under any such leases or other agreements exceeds Ten Thousand Dollars ($10,000).


     6.14. Change in Business. The Borrower shall not engage in any business activities or operations substantially different form the business of exploration, mining and production of Gold and other precious metals or base metals associated with any Gold mine.

     6.15. Capital Expenditures. The Borrower shall not make capital expenditures in excess of the aggregate amount of Ten Thousand Dollars ($10,000) without the Lender's prior written approval.

     6.16. Loans; Intercompany Accounts. Other than as contemplated in this Agreement, the Borrower shall not lend or advance money, gold, or other assets to any entity or person.

     6.17. Additional Covenants of TSVLP. TSVLP hereby confirms that the Borrower is not in default under the provisions of the TSVLP Note or the TSVLP Security Agreement, and that while technical defaults by Borrower (as referred to in Section 5.6) exist under the Purchase and Sale Agreement and the Mining Venture Agreement, such events of default shall be deemed suspended, and TSVLP will take no actions in connection therewith, for so long as (i) Lender has not elected to terminate the advancement of funds to the Borrower and has made advances of funds as required under Section 2.1 hereof,
(ii) Lender continues good faith negotiations with the Borrower and other necessary third parties for definitive agreements by which Lender acquires all of the issued and outstanding shares of Borrower's common stock and (iii) no third party attempts to foreclose or otherwise take any collection action against the Collateral.


                              SECTION VII
                           Events of Default
                          __________________

     Each of the following shall constitute an Event of Default under this Agreement:

     7.1. Payments.

          (a) The Borrower shall fail to make payment of any principal amount of the Loan or accrued interest thereon under this Agreement or the Note when the same shall become due and payable
(whether prior to its stated maturity or otherwise).

          (b) TSVLP has declared an event of default based on the Borrower's failure to make any payment of any amount due under the TSVLP Note or the TSVLP Security Agreement or any other event of default thereunder.

     7.2. Representations and Covenants. Any representation or warranty made by the Borrower under this Agreement or the Security Documents proves to have been incorrect in any material respect when made (unless such representation or warranty was incorrect as a result of actions taken by the officers of the Borrower between October 1 and December 15, 1996), or the

Borrower shall violate, fail or omit to perform or observe any other covenant, agreement, condition or provision contained in this Agreement, the Note or the Security Documents and any such violation, failure or provision shall continue without being corrected for five
(5) days after the Lender has given written notice thereof to the Borrower.

     7.3. Insolvency. The Borrower shall not pay its debts as they become due (unless such failure is caused by an election by the Lender not to make any further advances of funds pursuant to Section 2.1), shall file or consent by answer or otherwise to the filing against it of a petition for relief, reorganization, arrangement or any petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, shall make an assignment for the benefit of its creditors, shall be adjudicated insolvent or be liquidated, or shall take corporate action for the purpose of any of the foregoing.

     7.4. Change in Control. There shall occur any change in the effective control of the Borrower (other than by way of acquisition by the Lender of all of the shares of common stock of the Borrower).

                             SECTION VIII
                   Remedies Upon an Event of Default
                   _________________________________

     Notwithstanding any contrary provisions or inference herein or elsewhere:

     8.1. Acceleration of Loan. If an Event of Default shall occur and be continuing hereunder, and such Event of Default does not result directly from a decision by the Lender not to make any further advances pursuant to Section 2.1, then the Lender shall have the right, but not the obligation, upon written notice to the Borrower, to declare the entire unpaid principal balance of, and any accrued interest on, the Loan to be immediately due and payable, whereupon the Note, all such interest and any other amounts payable hereunder shall become and be forthwith due and payable, without presentment, demand or notice of any kind, all of which are hereby expressly waived by the Borrower.

     8.2. Exercise of Remedies. The aforementioned right to accelerate is in addition to and not a substitute for any other remedies available to Lender hereunder, under the Security Documents, under the Note and under applicable laws.


                              SECTION IX
                             Miscellaneous
                            _______________

     9.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Security Documents or the Note, nor consent to any departure by the Borrower

therefrom, shall in any event be effective unless by an agreement in writing signed by authorized representatives of both parties.

     9.2. Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, by reputable overnight courier or telecopied; if to the Borrower, at its address as set forth above, Attention: Bill Conrad; if to the Lender, at its address as set forth above, Attention: Jack Stoch; if to TSVLP, at its address set forth above, Attention: William W. Reid; or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

     9.3. No Waivers; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     9.4. Costs and Expenses. The Borrower shall reimburse the Lender in the event the Lender incurs any legal or other fees and expenses in connection with the modification or amendment of this Agreement, the Note or the Security Documents or in protecting or enforcing its rights hereunder or thereunder whether or not any legal action or suit is brought.

     9.5. Entire Agreement.  This Agreement, the Note, and the
Security Documents contain the entire agreement of the parties pertaining to the subject matter hereof and supersede all prior written and oral agreements pertaining hereto.

     9.6. Successors and Assigns. This Agreement, the Note and the Security Documents shall be binding on and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided, however, that the Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Lender.

     9.7. Survival. The obligations of the Borrower under Section 9.4 shall survive the repayment of the Loan and the termination of this Agreement and the Note.

     9.8. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

     9.9. Governing Law. This Agreement, the Security Documents and the Note shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its principles concerning conflicts of laws.

     9.10. Further Assurances. At the request of any party hereto, the parties shall execute and deliver any further instruments, agreements, documents or other papers and take such

other actions as may be reasonably requested by any other party to effect the purposes of this Agreement and the transactions contemplated hereby.

     9.11. Public Announcements. Each party shall obtain the prior written consent of each of the other parties to this Agreement before making any public announcement with respect to this Agreement, any related agreement or the transactions contemplated hereunder or thereunder, unless counsel for the disclosing party advises it that such public announcement is required under applicable laws or securities exchange regulations (in which case such public announcement shall be made only after the text of such announcement has been disclosed to the other parties with reasonable advance notice).

     9.12.     Confidentiality.  Except as otherwise set forth in
Section 9.11, the parties hereto and their collective representatives shall forever treat confidentially all information concerning the terms and conditions of this Agreement, all related agreements, and of the transactions contemplated hereunder or thereunder (collectively "Confidential Information"); provided, however, that Confidential Information shall not include information which concerns the Tonkin Springs Project which is or becomes generally known to the public other than as the result of a breach of the provisions of this Section
9.12 by any party hereto or its representatives. The obligation to treat the Confidential Information confidentially shall not apply to the extent that any party or its representatives shall be required to disclose such information in connection with an investigation or legal proceeding where the failure to disclose such information could result in liability for contempt or other censure or penalty; provided, however, that such party and/or its representatives shall notify the other parties as soon as possible and in any event prior to such disclosure and shall cooperate with the other party in the event that the other party elects to legally contest such disclosure.




                 [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              GOLD CAPITAL CORPORATION, a Colorado
                              corporation


                              By:  BILL M. CONRAD
                                   ---------------------------------
                                   BILL M. CONRAD
                                   PRESIDENT



                              GLOBEX MINING ENTERPRISES INC., a Quebec corporation


                              By:  JACK STOCH
                                   ----------------------------------
                                   JACK STOCH
                                   PRESIDENT


                              TONKIN SPRINGS VENTURE LIMITED
                              PARTNERSHIP, a Nevada limited
                              partnership

                              By: TONKIN SPRINGS GOLD MINING
                                   COMPANY,  a Colorado corporation

                              By:  WILLIAM W. REID
                                   ---------------------------------
                                   WILLIAM W. REID
                                   PRESIDENT


                              TONKIN SPRINGS GOLD MINING COMPANY, a
                              Colorado corporation


                              By:  WILLIAM W. REID
                                   ---------------------------------
                                   WILLIAM W. REID
                                   PRESIDENT



                              U.S. GOLD CORPORATION, a Colorado
                              corporation


                              By:  WILLIAM W. REID
                                   ---------------------------------
                                   WILLIAM W. REID
                                   PRESIDENT


                                 -23-